Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference of our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-141974) and in the related Prospectus of O2Diesel Corporation for the registration of 18,984,888 shares of its common stock and to the incorporation by reference therein of our report dated March 31, 2006, with respect to the consolidated financial statements of O2Diesel Corporation included in its Annual Report (Form 10-KSB) for the year ended December 31, 2005 and for the period from October 14, 2000 (inception) through December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
October 17, 2007